UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2017

Saban Capital Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37878	98-1296434
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10100 Santa Monica Boulevard, 26th Floor Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

(310) 557-5100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 16, 2017, Bruce Rosenblum resigned from his position as a director of the board of directors (the “Board”) of Saban Capital Acquisition Corp. (the “Company”) effective as of the close of business on March 16, 2017. Mr. Rosenblum’s resignation was a result of his employer requesting that he limit his outside board service, and was not the result of any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices. The Company expressed its appreciation for Mr. Rosenblum’s service to the Company and the Board, on which he has served as a director since its initial public offering. Mr. Rosenblum also served on the Board’s Audit Committee and as chairman of the Board’s Compensation Committee. In connection with Mr. Rosenblum’s resignation, the Company repurchased 25,110 of the Company’s Class F ordinary shares, $0.0001 par value per share (“Founder Shares”), from him at a purchase price of $92.40. Following such repurchase, Mr. Rosenblum will continue to hold 7,500 Founder Shares.

(d) On March 16, 2017, the members of the Board appointed Casey Wasserman as a director and as a member of the Board’s Audit Committee and to serve as chairman of the Board’s Compensation Committee. Mr. Wasserman is the Chairman and Chief Executive Officer of Wasserman Media Group, LLC, a leading sports, entertainment and lifestyle marketing and management agency that represents brands, properties and talent on a global basis. In 2014 Los Angeles Mayor Eric Garcetti appointed Mr. Wasserman to head the city’s Olympic host efforts as the LA2024 Chairman, and in September 2015 the United States Olympic Committee selected Los Angeles as its U.S. Olympic bid city for the 2024 Olympic and Paralympic Games. Mr. Wasserman also serves as President and CEO of the Wasserman Foundation, a private family foundation founded in 1952 by his grandparents Lew and Edie Wasserman. The foundation currently funds in the areas of education, arts & culture, service and global initiatives. Mr. Wasserman is a Trustee of the Los Angeles County Museum of Art, and a board member of several renowned philanthropic organizations including The Jules Stein Eye Institute, The LBJ Presidential Library and The Motion Picture Television Fund. Mr. Wasserman serves on the board of directors of Activision Blizzard and the digital media company, Vox Media. He holds a B.A. in Political Science from UCLA and resides in Los Angeles.

In connection with his appointment to the Board, Mr. Wasserman, purchased 25,110 Founder Shares from the Company at an aggregate purchase price of $92.40 and purchased an additional 7,500 Founder shares from the Company’s sponsor, Saban Sponsor LLC at an aggregate purchase price of $27.60. Mr. Wasserman also entered into an indemnity agreement with the Company and a Letter Agreement with the Company, the forms of which were previously filed as exhibits to the Company’s Registration Statement on Form S-1 (File No. 333- 213259) related to its initial public offering. Pursuant to the letter agreement Mr. Wasserman has agreed: (i) to waive his redemption rights with respect to his Founder Shares and other ordinary shares of the Company, if applicable, in connection with the completion of the Company’s initial business combination; and (ii) to waive his rights to liquidating distributions from the trust account with respect to the Founder Shares if the Company fails to complete its initial business combination within 24 months from the closing of its initial public offering (although Mr. Wasserman will be entitled to liquidating distributions from the trust account with respect to any non-Founder Shares of the Company he holds if the Company fails to complete its initial business combination within the prescribed time frame). If the Company submits its initial business combination to its shareholders for a vote, Mr. Wasserman has agreed to vote the Founder Shares and any other ordinary shares purchased by him in favor of the Company’s initial business combination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saban Capital Acquisition Corp.

Date: March 20, 2017	By:	/s/ Adam Chesnoff
	Name:	Adam Chesnoff
	Title:	President and Chief Executive Officer